Exhibit 99.1

Ingevity Corporation 4920 O'Hear Avenue Suite 400 North Charleston, SC 29406 USA www.ingevity.com

News	Contact: Caroline Monahan 843-740-2068 media@ingevity.com

Investors: John Nypaver 843-740-2002 investors@ingevity.com
Ingevity reports first quarter 2022 financial results
HIGHLIGHTS: (comparisons versus prior year)
•Company delivered strong results driven by record sales of $382.8 million, up 19.5%
•Net income of $60.8 million and diluted earnings per share (EPS) of $1.55; adjusted earnings of $63.5 million and diluted adjusted EPS of $1.62
•Record first quarter adjusted EBITDA of $119.0 million, up 12.9% and adjusted EBITDA margin of 31.1%
•Operating cash flow of $24.3 million and free cash flow of negative $3.3 million, reflecting working capital increases driven by the strong sales
•Company adjusts full year 2022 guidance increasing the top ends of the ranges to sales between $1.525 billion and $1.65 billion and adjusted EBITDA between $430 million and $470 million

The results and guidance in this release include non-GAAP financial measures. Refer to the section entitled “Use of non-GAAP financial measures” within this release.

NORTH CHARLESTON, S.C., May 4, 2022 – Ingevity Corporation (NYSE:NGVT) today reported its financial results for the first quarter 2022.
Record net sales of $382.8 million in the first quarter rose 19.5% versus the prior year quarter, as price increases were implemented across the company that were enabled by strong end-market demand and which helped offset inflationary cost pressures. First quarter net income of $60.8 million increased 24.8% compared to the prior year quarter.
Diluted earnings per share (EPS) in the current quarter was $1.55 compared to diluted EPS of $1.20 in the prior year quarter. Adjusted earnings of $63.5 million increased 22.4% versus the prior year quarter and diluted adjusted EPS was $1.62, which excludes, net of tax, $0.07 primarily related to restructuring and other charges recognized during the quarter. This compares to diluted adjusted EPS of $1.27 in the prior year quarter.
Record first quarter adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) of $119.0 million was up 12.9% year over year with adjusted EBITDA margin of 31.1%. First quarter operating cash flow was $24.3 million and free cash flow was negative $3.3 million, reflecting working capital increases driven by the strong sales.
“We continue to see strong end-market demand across the company which allowed us to increase prices,” said John Fortson, president and CEO. “In Performance Chemicals, this was particularly true in our Industrial Specialties and Engineered Polymers businesses. In addition, our Performance Chemicals’ Pavement Technologies business achieved record first quarter sales due to strong volume growth. We also showed excellent results throughout Performance Materials. Regional shifts in automotive product sales, along with volume growth and price increases in process purification, helped the segment reach its second-best revenue quarter and maintain strong margins. Throughout our company, our team continues to respond quickly and execute extremely well in a dynamic and challenging environment exacerbated by supply chain disruptions and inflationary pressures driving higher logistics, raw materials and energy costs.”
Performance Chemicals
Sales in the Performance Chemicals segment were up 30.5% from prior year to $234.4 million.
“Sales across our Performance Chemicals segment rose significantly compared to the prior year quarter,” said Fortson. “Our teams implemented price increases in all of our business areas which allowed us to offset energy, logistics and raw materials inflation in the quarter.”
Engineered Polymers sales rose 34.1% and sales in Industrial Specialties applications rose 29.1% as price increases offset rising costs. Industrial Specialties also benefited from an improved mix of higher-value derivatized products. Pavement Technologies delivered a record Q1, with sales up 30.4% versus the prior year quarter, driven by volume increases in the Americas and Europe.
First quarter segment EBITDA was $41.1 million, up 29.7% versus the prior year quarter, and first quarter segment EBITDA margin was 17.5% versus 17.7% last year.
Performance Materials
Sales in Performance Materials were $148.4 million, up 5.5% compared to the prior year quarter.
“This was our second-best revenue quarter in Performance Materials. Sales growth benefited from a geographic mix shift within our automotive products and strong demand for our process purification products,” said Fortson. “Continued strength in automotive carbon sales and our U.S. Tier 3 / LEV III ‘honeycomb’ products in North America largely offset declines in Asia-Pacific which was negatively impacted by COVID-related automotive plant shutdowns. We are also pleased to note our increased sales to South America due to the positive impact of the regulatory implementation of the new Proconve L-7 emission standards in Brazil. I continue to be impressed with our operating flexibility which allows us to respond quickly to changing market dynamics.”
Segment EBITDA of $77.9 million was up 5.7% versus the prior year period. First quarter segment EBITDA margin was 52.5% versus 52.4%.
Updated Full-Year 2022 Guidance
Ingevity raised the top ends of its 2022 guidance ranges to sales between $1.525 billion to $1.65 billion and adjusted EBITDA between $430 million to $470 million.
“One quarter in, we see continued demand allowing us to capture value and increase prices to offset rising costs. However, the global environment remains volatile and uncertain,” said Fortson. “We’ve demonstrated our ability to respond quickly to these challenges and are taking the actions necessary to continue to drive growth and profitability, including our continued focus on operational excellence. At the same time, we are driving forward with our strategic initiatives to position the company to thrive in the long term.”
Ingevity: Purify, Protect and Enhance
Ingevity provides products and technologies that purify, protect, and enhance the world around us. Through a team of talented and experienced people, we develop, manufacture and bring to market solutions that help customers solve complex problems and make the world more sustainable. We operate in two reporting segments: Performance Chemicals, which includes specialty chemicals and engineered polymers; and Performance Materials, which includes high-performance activated carbon. These products are used in a variety of demanding applications, including asphalt paving, oil exploration and production, agrochemicals, adhesives, lubricants, publication inks, coatings, elastomers, bioplastics and automotive components that reduce gasoline vapor emissions. Headquartered in North Charleston, South Carolina, Ingevity operates from 25 locations around the world and employs approximately 1,850 people. The company is traded on the New York Stock Exchange (NYSE:NGVT). For more information visit www.ingevity.com.
Additional Information
The company will host a live webcast on Thursday, May 5, 2022, at 10:00 a.m. (Eastern) to discuss first quarter 2022 fiscal results. The webcast can be accessed on the investors section of Ingevity’s website. You may also listen to the conference call by dialing 844-200-6205 (inside the U.S.) or 929-526-1599 (outside the U.S.) and entering access code 080961. Information on how to access the webcast and conference call, along with a slide deck containing other relevant financial and statistical information, will be posted to Ingevity’s investor site prior to the call. A replay will be available beginning at approximately 2:00 p.m. (Eastern) on May 5, 2022 through May 4, 2023.
Use of non-GAAP financial measures: This press release includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided within the Appendix to this presentation. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. The company does not attempt to provide reconciliations of forward-looking non-GAAP guidance to the comparable GAAP measure because the impact and timing of the factors underlying the guidance assumptions are inherently uncertain and difficult to predict and are unavailable without unreasonable efforts. In addition, Ingevity believes such reconciliations would imply a degree of certainty that could be confusing to investors.
Forward-looking statements: This press release contains “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements generally include the words “will,” “plans,” “intends,” “targets,” “expects,” “outlook,” “believes,” “anticipates” or similar expressions. Forward-looking statements may include, without limitation, expected financial positions, guidance, results of operations and cash flows; financing plans; business strategies and expectations; operating plans; impact of COVID-19; capital and other expenditures; competitive positions; growth opportunities for existing products; benefits from new technology and cost-reduction initiatives, plans and objectives; litigation related strategies and outcomes; markets for securities and expected future repurchases of shares, including statements about the manner, amount and timing of repurchases. Actual results could differ materially from the views expressed. Factors that could cause actual results to materially differ from those contained in the forward-looking statements, or that could cause other forward-looking statements to prove incorrect, include, without limitation, adverse effects from the COVID-19 pandemic; adverse effects from general global economic, geopolitical and financial conditions beyond our control, including inflation and war in Ukraine; risks related to our international sales and operations; adverse conditions in the automotive market; competition from substitute products, new technologies and new or emerging competitors; worldwide air quality standards; a decrease in government infrastructure spending; adverse conditions in cyclical end markets; the limited supply of or lack of access to sufficient crude tall oil and other raw materials; integration of future acquisitions; the provision of services by third parties at several facilities; supply chain disruptions; natural disasters and extreme weather events; or other unanticipated problems such as labor difficulties (including work stoppages), equipment failure or unscheduled maintenance and repair; attracting and retaining key personnel; dependence on certain large customers; legal actions associated with our intellectual property rights; protection of our intellectual property and other proprietary information; information technology security breaches and other disruptions; complications with designing or implementing our new enterprise resource planning system; government policies and regulations, including, but not limited to, those affecting the environment, climate change, tax policies, tariffs and the chemicals industry; and losses due to lawsuits arising out of environmental damage or personal injuries associated with chemical or other manufacturing processes, and the other factors detailed from time to time in the reports we file with the SEC, including those described in Part I, Item 1A. Risk Factors in our 2021 Annual Report on Form 10-K as well as in our other filings with the SEC. These forward-looking statements speak only to management’s beliefs as of the date of this press release. Ingevity assumes no obligation to provide any revisions to, or update, any projections and forward-looking statements contained in this press release.

INGEVITY CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
In millions, except per share data	2022	2021
Net sales	$382.8	$320.3
Cost of sales	245.0	194.1
Gross profit	137.8	126.2
Selling, general and administrative expenses	40.0	40.0
Research and technical expenses	7.3	6.6
Restructuring and other (income) charges, net	3.6	3.9
Acquisition-related costs	—	0.3
Other (income) expense, net	(1.4)	1.2
Interest expense, net	10.7	12.4
Income (loss) before income taxes	77.6	61.8
Provision (benefit) for income taxes	16.8	13.1
Net income (loss)	$60.8	$48.7

Per share data
Basic earnings (loss) per share	$1.56	$1.21
Diluted earnings (loss) per share	1.55	1.20
Weighted average shares outstanding
Basic	39.0	40.4
Diluted	39.3	40.7

Financial Schedules - Page 1

INGEVITY CORPORATION
Segment Operating Results (Unaudited)

	Three Months Ended March 31,
In millions	2022	2021
Net sales
Performance Materials	$148.4	$140.7
Performance Chemicals	$234.4	$179.6
Pavement Technologies product line	27.9	21.4
Industrial Specialties product line	144.7	112.1
Engineered Polymers product line	61.8	46.1
Total net sales	$382.8	$320.3

Segment EBITDA (1)
Performance Materials	$77.9	$73.7
Performance Chemicals	41.1	31.7
Total segment EBITDA (1)	$119.0	$105.4
Interest expense, net	(10.7)	(12.4)
(Provision) benefit for income taxes	(16.8)	(13.1)
Depreciation and amortization - Performance Materials	(9.0)	(9.1)
Depreciation and amortization - Performance Chemicals	(18.1)	(17.9)
Restructuring and other income (charges), net (2)	(3.6)	(3.9)
Acquisition and other-related costs (3)	—	(0.3)
Net income (loss)	$60.8	$48.7
_______________
(1) Segment EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources among our operating segments. Segment EBITDA is defined as segment revenue less segment operating expenses (segment operating expenses consist of costs of sales, selling, general and administrative expenses, research and technical expenses, other (income) expense, net, excluding depreciation and amortization). We have excluded the following items from segment EBITDA: interest expense, net, associated with corporate debt facilities, income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
(2) For the three months ended March 31, 2022 charges of $1.3 million relate to the Performance Materials segment and charges of $2.3 million relate to the Performance Chemicals segment. For the three months ended March 31, 2021, charges of $1.7 million relate to the Performance Materials segment and charges of $2.2 million relate to the Performance Chemicals segment.
(3) For the three months ended March 31, 2021 all charges relate to the integration of the Perstorp Capa business into our Performance Chemicals segment.
Financial Schedules - Page 2

INGEVITY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

In millions	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$222.6	$275.4
Accounts receivable, net	206.9	161.7
Inventories, net	260.2	241.2
Prepaid and other current assets	43.1	46.6
Current assets	732.8	724.9
Property, plant and equipment, net	719.0	719.7
Goodwill	433.1	442.0
Other intangibles, net	322.3	337.6
Restricted investment	76.6	76.1
Other assets	172.0	168.7
Total Assets	$2,455.8	$2,469.0

Liabilities
Accounts payable	$128.9	$125.8
Accrued expenses	53.8	51.7
Other current liabilities	369.0	91.4
Current liabilities	551.7	268.9
Long-term debt including finance lease obligations	945.6	1,250.0
Deferred income taxes	116.1	114.6
Other liabilities	156.3	161.7
Total Liabilities	1,769.7	1,795.2
Equity	686.1	673.8
Total Liabilities and Equity	$2,455.8	$2,469.0

Financial Schedules - Page 3

INGEVITY CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
In millions	2022	2021
Cash provided by (used in) operating activities:
Net income (loss)	$60.8	$48.7
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	27.1	27.0
Other non-cash items	21.5	10.9
Changes in operating assets and liabilities, net of effect of acquisitions:
Changes in other operating assets and liabilities, net	(85.1)	(35.5)
Net cash provided by (used in) operating activities	$24.3	$51.1
Cash provided by (used in) investing activities:
Capital expenditures	$(27.6)	$(17.0)
Other investing activities, net	(2.6)	(0.3)
Net cash provided by (used in) investing activities	$(30.2)	$(17.3)
Cash provided by (used in) financing activities:
Payments on long-term borrowings	(4.7)	(9.4)
Financing lease obligations, net	(0.2)	(0.1)
Borrowings (repayments) of notes payable and other short-term borrowings, net	—	(1.9)
Tax payments related to withholdings on vested equity awards	(1.8)	(2.3)
Proceeds and withholdings from share-based compensation plans, net	0.8	1.0
Repurchases of common stock under publicly announced plan	(40.4)	(39.4)
Net cash provided by (used in) financing activities	$(46.3)	$(52.1)
Increase (decrease) in cash, cash equivalents, and restricted cash	(52.2)	(18.3)
Effect of exchange rate changes on cash	(0.7)	(1.7)
Change in cash, cash equivalents, and restricted cash(1)	(52.9)	(20.0)
Cash, cash equivalents, and restricted cash at beginning of period	276.1	258.4
Cash, cash equivalents, and restricted cash at end of period (1)	$223.2	$238.4

(1) Includes restricted cash of $0.6 million and $0.6 million and cash and cash equivalents of $222.6 million and $237.8 million at March 31, 2022 and 2021, respectively. Restricted cash is included within "Prepaid and other current assets" within the condensed consolidated balance sheets.

Supplemental cash flow information:
Cash paid for interest, net of capitalized interest	$11.0	$11.5
Cash paid for income taxes, net of refunds	3.5	2.5
Purchases of property, plant and equipment in accounts payable	5.3	3.5
Leased assets obtained in exchange for new finance lease liabilities	—	—
Leased assets obtained in exchange for new operating lease liabilities	2.9	2.4

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Ingevity Corporation
Non-GAAP Financial Measures
Ingevity has presented certain financial measures, defined below, which have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and has provided a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP on the following pages. These financial measures are not meant to be considered in isolation or as a substitute for the most directly comparable financial measure calculated in accordance with GAAP. Investors should consider the limitations associated with these non-GAAP measures, including the potential lack of comparability of these measures from one company to another.
We believe these non-GAAP financial measures provide management as well as investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures, when viewed together with our financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results.
Ingevity uses the following non-GAAP measures:
Adjusted earnings (loss) is defined as net income (loss) plus restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the provision (benefit) from certain discrete tax items.
Diluted adjusted earnings (loss) per share is defined as net income (loss) per diluted share plus restructuring and other (income) charges, net, acquisition and other related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges and the income tax expense (benefit) on those items, less the tax provision (benefit) from certain discrete tax items, in each case on a per share basis.
Adjusted EBITDA is defined as net income (loss) plus interest expense, net, provision (benefit) for income taxes, depreciation, amortization, restructuring and other (income) charges, net, acquisition and other-related costs, litigation verdict charges, pension and postretirement settlement and curtailment (income) charges, net.
Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Net sales.
Free Cash Flow is defined as net cash provided by operating activities less capital expenditures.
Net Debt is defined as the sum of notes payable, short-term debt, current maturities of long-term debt and long-term debt less the sum of cash and cash equivalents, restricted cash associated with our New Market Tax Credit financing arrangement, and restricted investment.
Net Debt Ratio is defined as Net Debt divided by last twelve months Adjusted EBITDA, inclusive of acquisition-related pro forma adjustments.
Ingevity also uses the above financial measures as the primary measures of profitability used by managers of the business. In addition, Ingevity believes Adjusted EBITDA and Adjusted EBITDA Margin are useful measures because they exclude the effects of financing and investment activities as well as non-operating activities.
GAAP Reconciliation of 2022 Adjusted EBITDA Guidance
A reconciliation of net income to adjusted EBITDA as projected for 2022 is not provided. Ingevity does not forecast net income as it cannot, without unreasonable effort, estimate or predict with certainty various components of net income. These components, net of tax, include further restructuring and other income (charges), net; additional acquisition and other-related costs; litigation verdict charges; additional pension and postretirement settlement and curtailment (income) charges; and revisions due to legislative tax rate changes. Additionally, discrete tax items could drive variability in our projected effective tax rate. All of these components could significantly impact such financial measures. Further, in the future, other items with similar characteristics to those currently included in adjusted EBITDA, that have a similar impact on comparability of periods, and which are not known at this time, may exist and impact adjusted EBITDA.
Financial Schedules - Page 5

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) and Diluted Earnings (Loss) Per Share (GAAP) to Adjusted Earnings (Loss) (Non-GAAP) and Diluted Adjusted Earnings (Loss) Per Share (Non-GAAP)

	Three Months Ended March 31,
In millions, except per share data (unaudited)	2022	2021
Net income (loss) (GAAP)	$60.8	$48.7
Restructuring and other (income) charges, net	3.6	3.9
Acquisition and other-related costs	—	0.3
Tax effect on items above	(0.8)	(0.9)
Certain discrete tax provision (benefit) (1)	(0.1)	(0.1)
Adjusted earnings (loss) (Non-GAAP)	$63.5	$51.9

Diluted earnings (loss) per common share (GAAP)	$1.55	$1.20
Restructuring and other (income) charges, net	0.09	0.09
Acquisition and other-related costs	—	0.01
Tax effect on items above	(0.02)	(0.03)
Certain discrete tax provision (benefit)	—	—
Diluted adjusted earnings (loss) per share (Non-GAAP)	$1.62	$1.27
Weighted average common shares outstanding - Diluted	39.3	40.7
_______________
(1) Represents certain discrete tax items such as excess tax benefits on stock compensation and impacts of legislative tax rate changes. Management believes excluding these discrete tax items assists investors, potential investors, securities analysts, and others in understanding the tax provision and the effective tax rate related to continuing operating results thereby providing useful supplemental information about operational performance.
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INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) (GAAP) to Adjusted EBITDA (Non-GAAP)

	Three Months Ended March 31,
In millions, except percentages (unaudited)	2022	2021
Net income (loss) (GAAP)	$60.8	$48.7
Provision (benefit) for income taxes	16.8	13.1
Interest expense, net	10.7	12.4
Depreciation and amortization	27.1	27.0
Restructuring and other (income) charges, net	3.6	3.9
Acquisition and other-related costs	—	0.3
Adjusted EBITDA (Non-GAAP)	$119.0	$105.4
Net sales	$382.8	$320.3
Net income (loss) margin	15.9%	15.2%
Adjusted EBITDA margin	31.1%	32.9%

Financial Schedules - Page 7

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Free Cash Flow (Non-GAAP)

	Three Months Ended March 31,
In millions (unaudited)	2022	2021
Cash Flow from Operations	$24.3	$51.1
Less: Capital Expenditures	27.6	17.0
Free Cash Flow	$(3.3)	$34.1

Financial Schedules - Page 8

INGEVITY CORPORATION
Reconciliation of Non-GAAP Financial Measures

Calculation of Net Debt Ratio (Non-GAAP)

In millions, except ratios (unaudited)	March 31, 2022
Notes payable and current maturities of long-term debt	$319.6
Long-term debt including finance lease obligations	945.6
Debt issuance costs	10.4
Total Debt	1,275.6
Less:
Cash and cash equivalents (1)	222.9
Restricted investment	76.6
Net Debt	$976.1

Net Debt Ratio (Non GAAP)
Adjusted EBITDA (2)
Twelve months ended December 31, 2021	$422.2
Three months ended March 31, 2021	(105.4)
Three months ended March 31, 2022	119.0
Adjusted EBITDA - last twelve months (LTM) as of March 31, 2022	$435.8

Net debt ratio (Non GAAP)	2.2x
_______________
(1) Includes $0.3 million of Restricted Cash related to the New Market Tax Credit arrangement as described in our 2020 Form 10-K.
(2) Refer to the Reconciliation of Net Income (GAAP) to Adjusted EBITDA (Non-GAAP) schedule for the reconciliation to the most comparable GAAP financial measure.

Financial Schedules - Page 9